Exhibit 10.14

June 27, 2004

Mr. Brian M. Gallagher

3 Michael Way

Pennington, NJ 08534-9610

Dear Mr. Gallagher:

This will confirm our offer to engage you as a consultant to IMCOR Pharmaceutical Co. (the “Company”) on a month-to-month basis until your appointment as Chairman of the Board (in a non-executive capacity) is confirmed by appropriate corporate action.

Your compensation as a consultant will consists only of the grant of a non-qualified four-year option for 100,000 shares of common stock of the Company, at an exercise price equal to the closing price of Company’s common stock on the NASDAQ as of the date of the grant subject to adjustment as follows:  In the event a reverse split of the Company’s common stock is effected before December 31, 2004, this option will be increased to equal 100,000 post-split shares with a proportionate increase in the exercise price.  For example, if the original exercise price of the option is $0.50 and a 1 for 4 reverse split is effected, then the original option of 100,000 shares would, post-split, be reduced to 25,000 shares at an exercise price of $2.00; however, the option would then be adjusted to equal 100,000 post-split shares with an exercise price of $2.00 per share.

In all events, 25% of the option would be immediately vested and an additional 25% of the option would vest, at the end of each of years 2005, 2006 and 2007, so long as you are a member of the Board of the Directors of the Company during those subsequent years.

A non-qualified option agreement with the Company’s typical terms will be issued promptly after the grant is effective.  The effective date of the grant will be the date your signed acceptance of this offer is received by the Company.

Once you are appointed Chairman of the Board, your status as a consultant will terminate and you will be compensated in your capacity as Chairman of the Board as follows:

1.                                       The option granted to you as stated above, as a consultant, will continue in accordance with its terms;

2.                                       You will receive $10,000 per month; and

3.                                       On each annual anniversary of your continuation as Chairman of the Board you will receive a new grant of 100,000 options priced at market on the date of the grant.  The options will vest 25% at the end of each year, as long as you are a member of the Board of Directors; and

4.                                       You will be paid all normal and necessary business expenses, subject to the Company’s policies regarding reporting and approval of business expenses.

In your capacity as a consultant as well as the non-executive Chairman of the Board, you will provide services to the Company for one full day a week, as directed by the President and/or the Board of the Directors.  In addition, as Chairman of the Board you will preside at meetings of the Board of Directors.

As a consultant and a member of the Board of Directors, you will be subject to typical covenants of confidentiality regarding the Company’s trade secrets and proprietary information.

This offer insofar as it relates to your appointment as a consultant will be effective without further corporate action; however, this offer as it relates to your appointment as the non-executive Chairman of the Board is contingent on favorable Board action approving such appointment and compliance with applicable requirements for Nasdaq and the Securities and Exchange Commission.

If you agree with the foregoing, please execute your acceptance at the lower left of this letter and return a copy to me, which upon receipt will constitute an effective agreement and your options will be deemed granted as of that time.

This offer is good for ten (10) days and if it is not accepted by you by that time, will expire and become null and void.

Sincerely,

/s/ Taffy Williams

Taffy Williams, President

Accepted:

/s/ Brian Gallagher
Brian M. Gallagher